Exhibit 99.1

IO Biotech Announces Third Quarter Results for 2022

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Clinical trial site activation, a leading indicator of patient enrollment, has accelerated in the past three months in the company’s global Phase 3 combination trial of IO102-IO103 and KEYTRUDA® (pembrolizumab) as first-line treatment in advanced melanoma

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Oral presentation and two poster presentations at the Society for Immunotherapy of Cancer’s (SITC) this week will provide an overview of the Phase 1/2 study (MM1636) with IO102-IO103 in combination with nivolumab for metastatic melanoma and discuss preclinical work on the next two candidates in the IO Biotech pipeline, which target the immunosuppressive effects of Arginase 1 and transforming growth factor beta 1 (TGF-ß1)

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Results from a new October 2022 data cut off for the MM1636 Phase 1/2 study with IO102-IO103 in combination with nivolumab for metastatic melanoma continue to be encouraging with median overall survival (mOS) at 46.8 months; median progression free survival (mPFS) at 22.5 months, and a complete response rate of 50%

•	The company ended the third quarter with $151.2 million in cash, which supports multiple expected data readouts into mid-2024

New York, New York – November 9, 2022: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer therapies based on its T-win® technology platform, announced today financial results for the quarter ending September 30, 2022.

“During the last three months, we have made significant progress with the activation of clinical sites participating in our global Phase 3 combination trial of IOB102-IO103 with pembrolizumab as a potential first-line treatment in advanced melanoma,” said Mai-Britt Zocca, Ph.D., President and Chief Executive Officer of IO Biotech. “We ended October with 55 sites actively enrolling in study, compared to 19 actively enrolling sites at the end of July. We view the pace of site activation as a leading indicator of patient enrollment, and we are very pleased with our progress.”

Dr. Zocca continued, “Additionally, enrollment in our second ongoing clinical study, the Phase 2 basket trial of IO102-IO103 in combination with pembrolizumab, is progressing nicely and we continue to expect to receive preliminary data in one indication this quarter with additional data in 2023. We believe that our T-win® platform—and its novel approach to activate naturally occurring T cells to target immunosuppressive mechanisms—has the potential to benefit patients in need of more treatment options and look forward to reporting our progress in the coming months.”

IO Biotech ApS Ole Maaløes Vej 3 2200 Copenhagen N, Denmark www.iobiotech.com	Page 1 of 7

Highlights for Third Quarter 2022 and Recent Weeks

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An oral presentation and two poster presentations related to the company’s programs are being presented at the 2022 SITC Meeting this week. See the following press release for more information, “IO Biotech ApS—IO Biotech Announces Invited Oral Presentation and Two Poster Presentations at the Society for Immunotherapy of Cancer’s (SITC) 37th Annual Meeting.”

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Consistent with the earlier reported data, with an additional 12 months of patient follow-up, results from a new October 2022 data cut for the MM1636 Phase 1/2 study with IO102-IO103 in combination with nivolumab for metastatic melanoma continue to be encouraging. As of that data cut-off, 30 PD-1 naïve patients were enrolled with a median follow-up time of 31.7 months. Median overall survival (mOS) was reached at 46.8 months post first trial treatment, median progression free survival (mPFS) was 22.5 months, and 50% of patients (15/30) achieved a complete response (CR), or complete disappearance of their tumors. The overall response rate for the study was 73.3% as previously reported. Patients who were PD-1 refractory and enrolled in cohort B in this study had no response to therapy, which we believe shows that our vaccine works best in front-line metastatic melanoma patients, as we expected in this setting.

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In the past three months, the company has accelerated the rate of clinical trial site activation in the global Phase 3 trial of IO102-IO103 in combination with pembrolizumab for front-line treatment of PD-1 naïve metastatic melanoma patients.

•	In October 2022, the company named Amy Sullivan as Chief Financial Officer. Ms. Sullivan brings 30 years of experience building biotech companies to IO Biotech.

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In November 2022, the company entered into a fourth clinical trial collaboration and supply agreement with Merck & Co., Inc., Rahway, NJ, USA (known as MSD outside the United States and Canada), through a subsidiary. See the following press release for more information, “IO Biotech ApS—IO Biotech Announces New Clinical Collaboration with Merck to Evaluate Neoadjuvant and Adjuvant IO102-IO103 in Combination With KEYTRUDA® (pembrolizumab) in a Phase 2, Multi-cohort Trial in Patients with Resectable Tumors.”

Third Quarter Financial Results

•	Net loss for the three months ended September 30, 2022 was $15.7 million, compared to $4.5 million for the three months ended September 30, 2021.

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Research and development expenses were $10.0 million for the three months ended September 30, 2022, compared to $4.1 million for the three months ended September 30, 2021. The increase of $5.9 million was primarily related to an increase in preclinical studies and clinical trial-related activities for our IO102-IO103 product candidate, including the continued execution of our Phase 3 clinical trial, of $2.9 million and an increase in personnel costs of $2.8 million primarily related to an increase in headcount and related recruiting costs.

IO Biotech ApS Ole Maaløes Vej 3 2200 Copenhagen N, Denmark www.iobiotech.com	Page 2 of 7

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General and administrative expenses were $5.8 million for the three months ended September 30, 2022, compared to $2.9 million for the three months ended September 30, 2021. The increase of $2.9 million was primarily related to costs associated with being a public company.

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Other income, net was $0.3 million for the three months ended September 30, 2022, compared to $2.6 million for the three months ended September 30, 2021. The decrease of $2.3 million was primarily due to the decrease in the fair value adjustments on the Company’s preferred stock tranche obligations.

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Cash and cash equivalents as of September 30, 2022 were $151.2 million, compared to $211.5 million at December 31, 2021. During the third quarter 2022, the Company used cash, cash equivalents and restricted cash of $13.5 million from operating, investing and financing activities with an additional decrease of $5.5 million in cash due to the effects of foreign currency exchange rates. Cash on hand is expected to support operations through anticipated data readouts into mid-2024.

About the IOB-013/KN-D18 Clinical Trial

IOB-013/KN-D18 (Clinical Trials.gov: NCT05155254) is an open label, randomized Phase 3 clinical trial being conducted in collaboration with Merck of IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. Target enrollment will be 300 patients from centers spread across Europe, Australia, and the United States. Biomarker analyses will also be conducted. IO Biotech will sponsor the Phase 3 trial and Merck will supply pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

About IOB-022/KN-D38

IOB-022/KN-D38 is a non-comparative, open label Phase 2 trial to investigate the safety and efficacy of IO102-IO103 in combination with pembrolizumab in each of the following first-line indications: non-small cell lung cancer, squamous cell carcinoma of the head and neck, and metastatic urothelial bladder cancer. The clinical trial will be sponsored by IO Biotech and conducted in collaboration with Merck. IO Biotech maintains global commercial rights to IO102-IO103.

About IO102-IO103

IO102-IO103 is an investigational cancer immunotherapy designed to target the immunosuppressive mechanisms mediated by the key immunosuppressive proteins indoleamine 2,3-dioxygenase (IDO) and PD-L1.

IO Biotech ApS Ole Maaløes Vej 3 2200 Copenhagen N, Denmark www.iobiotech.com	Page 3 of 7

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer therapies based on its T-win® technology platform. The T-win® platform is a novel approach to cancer immunotherapy designed to activate naturally occurring T cells to target immunosuppressive mechanisms. IO Biotech is advancing in clinical studies its lead immuno-oncology candidate, IO102-IO103, targeting IDO and PD-L1, and through preclinical development its other pipeline candidates. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding future clinical trials, trials results and clinical site activation, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Company Contact:

Amy Sullivan

Chief Financial Officer

IO Biotech, Inc.

asu@iobiotech.com

Investor Contact:

Corey Davis, Ph.D.

LifeSci Advisors

212-915-2577

cdavis@lifesciadvisors.com

IO Biotech ApS Ole Maaløes Vej 3 2200 Copenhagen N, Denmark www.iobiotech.com	Page 4 of 7

Media Contact:

Raena Mina, Ph.D.

LifeSci Communications

646-606-1438

rmina@lifescicomms.com

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

IO Biotech ApS Ole Maaløes Vej 3 2200 Copenhagen N, Denmark www.iobiotech.com	Page 5 of 7

IO BIOTECH, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating expenses
Research and development	$10,022	$4,128	$32,553	$13,712
General and administrative	5,843	2,914	18,482	6,127

Total operating expenses	15,865	7,042	51,035	19,839

Loss from operations	(15,865)	(7,042)	(51,035)	(19,839)

Other income (expense)
Currency exchange (loss) gain, net	(87)	17	(392)	309
Interest income	457	—	631	—
Interest expense	(78)	(67)	(305)	(210)
Fair value adjustments on preference shares tranche obligations	—	2,630	—	(26,830)

Total other income (expense), net	292	2,580	(66)	(26,731)

Loss before income tax expense	(15,573)	(4,462)	(51,101)	(46,570)
Income tax expense	115	—	286	—

Net loss	(15,688)	(4,462)	(51,387)	(46,570)
Cumulative dividends on class B and C preference shares	—	(2,073)	—	(6,006)

Net loss attributable to common shareholders	(15,688)	(6,535)	(51,387)	(52,576)

Net loss per common share, basic and diluted	$(0.54)	$(36.88)	$(1.78)	$(296.70)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	28,815,267	177,200	28,815,267	177,200

Other comprehensive loss
Net loss	(15,688)	(4,462)	(51,387)	(46,570)
Foreign currency translation	(5,400)	(681)	(12,427)	(1,256)

Total comprehensive loss	(21,088)	(5,143)	(63,814)	(47,826)

IO Biotech ApS Ole Maaløes Vej 3 2200 Copenhagen N, Denmark www.iobiotech.com	Page 6 of 7

IO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$151,168	$211,531
Prepaid expenses and other current assets	6,583	10,207

Total current assets	157,751	221,738
Restricted cash	268	268
Property and equipment, net	640	155
Right of use lease asset	2,612	—
Noncurrent assets	886	127

Total assets	$162,157	$222,288

Liabilities, convertible preference shares and stockholders’ equity
Current liabilities
Accounts payable	$2,345	$3,928
Lease liability—current	492	—
Accrued expenses and other current liabilities	3,484	6,377

Total current liabilities	6,321	10,305
Lease liability—noncurrent	2,347	—
Other long-term liabilities	—	59

Total liabilities	8,668	10,364

Convertible preference shares	—	—
Stockholders’ equity
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Common stock, par value of $0.001 per share; 300,000,000 shares authorized, 28,815,267 shares issued and outstanding as of September 30, 2022 and December 31, 2021	29	29
Additional paid-in capital	325,044	319,665
Accumulated deficit	(157,668)	(106,281)
Accumulated other comprehensive loss	(13,916)	(1,489)

Total stockholders’ equity	153,489	211,924

Total liabilities, convertible preference shares and stockholders’ equity	$162,157	$222,288

IO Biotech ApS Ole Maaløes Vej 3 2200 Copenhagen N, Denmark www.iobiotech.com	Page 7 of 7